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                                                FILED PURSUANT TO RULE 424(B)(3)
                                           REGISTRATION STATEMENT NO. 333-131184

                        RAPTOR NETWORKS TECHNOLOGY, INC.

               PROSPECTUS SUPPLEMENT NO. 5 DATED JANUARY 23, 2007
                        TO PROSPECTUS DATED JUNE 16, 2006

      The prospectus of Raptor Networks Technology, Inc. (the "Company," "we," "us," "our") dated June 16, 2006, as previously supplemented by prospectus supplement no. 1 dated July 31, 2006, prospectus supplement no. 2 dated August 11, 2006, prospectus supplement no. 3 dated November 14, 2006, and prospectus supplement no. 4 dated January 22, 2007, is further supplemented to include the following new or updated information.

AMENDED AND RESTATED AMENDMENT AND EXCHANGE AGREEMENTS

      As previously disclosed in prospectus supplement no. 4 dated January 22, 2007, we entered into Amendment and Exchange Agreements, dated as of January 18, 2007, with three institutional accredited investors, providing for, among other things, our issuance of senior convertible notes, Series L-1 Warrants, Series M-1 Warrants, Series L-2 Warrants and Series M-2 Warrants.

      We subsequently entered into Amended and Restated Amendment and Exchange Agreements with the investors, dated as of January 22, 2007, providing for:

            o an increase in the aggregate number of shares of our common stock issuable under the Series L-1 Warrants by 2,275,415, from 20,478,748 shares to 22,754,163 shares; and

            o an extension of the deadline for us to file an initial registration statement with the Securities and Exchange Commission covering shares of common stock underlying the senior convertible notes from January 23, 2007 to January 29, 2007.

      The descriptions of the documents and agreements discussed above are qualified by reference to the complete text of those documents and agreements. However, those documents and agreements, including without limitation the representations, warranties, covenants and other provisions of those documents and agreements, are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in our reports under the Securities Exchange Act of 1934, as amended.


                      (end of prospectus supplement no. 5)